Exhibit 99.1

BOB EVANS FARMS, INC. ANNOUNCES AGREEMENT TO SELL MIMI’S CAFÉ

•	LeDuff America, Inc. to acquire 145-unit chain for $50.0 million

•	Transaction enables company to fully focus on 8 to 12% annual long-term adjusted earnings per share growth of its Bob Evans Restaurant and Bob Evans Foods segments

•	Company provides commentary on the third quarter fiscal 2013 outlook

COLUMBUS, Ohio – January 28, 2013 – Bob Evans Farms, Inc. (NASDAQ: BOBE) (“Bob Evans”) today announced it had entered into a definitive agreement for the sale of its Mimi’s Café restaurant chain to LeDuff America, Inc. (“LDA”) .

Mimi’s Café is a French-inspired casual dining restaurant with 145 locations in 24 states, primarily in the West and Southwest. LDA, headquartered in Dallas, Texas, owns and operates an extensive collection of café-bakeries, coffee houses, boulangeries and related manufacturing in North America. The current LDA restaurant portfolio consists of La Madeleine Country French Café, Brioche Doree, Bruegger’s Bagels, Timothy’s Coffee and Michel’s Baguette. LeDuff America is a US based subsidiary of Groupe LeDuff SA, a global bakery and restaurant company headquartered in Rennes, France.

The purchase price for the transaction is $50.0 million, consisting of $20.0 million in cash and a note for $30.0 million, subject to customary purchase price allocations and adjustments as of closing. The transaction is subject to customary closing conditions and is expected to be completed within the next 45 days.

Bob Evans Chairman and Chief Executive Officer Steve Davis said, “This transaction is a positive development for Bob Evans as well as for Mimi’s Café. After closing the sale, Bob Evans will have reset itself to better focus efforts and investments on achieving our long-term commitment to grow earnings per share 8% to 12% annually. The agreement with LeDuff America reflects the review of strategic alternatives for Mimi’s Café that was announced in November 2012 which included a careful and diligent process to find a buyer for Mimi’s Café that would provide value for Bob Evans shareholders and a good strategic fit to support the long-term growth potential of Mimi’s Café.”

Davis continued, “Through our strategic planning process, we determined that a dedicated focus on driving profitable growth within our Bob Evans Restaurant and Bob Evans Foods business segments was our best course of action. Successful growth initiatives at Bob Evans Restaurants, such as the Farm Fresh Refresh remodeling program and geographic expansion through new restaurant openings; and product innovations at Bob Evans Foods, particularly within the refrigerated side dish, sausage, foodservice, and frozen foods businesses, are early examples of what this organization is capable of when it focuses on profitably growing its core segments. We are dedicated to continuing to reap benefits from these initiatives, as well as to developing future innovations that will be implemented more effectively and rapidly as a result of the tighter focus this transaction enables.”

The Company also said it expects to provide certain transitional support services on a contractual basis to Mimi’s Café during a period following the close of the transaction. LDA intends to continue operating and managing the company out of its current Irvine, California office.

Claude Bergeron, Chairman and Co-CEO of LeDuff America said, “Along with myself, the LeDuff America management team of Jim Vinz, Co-CEO, Mike Clock, CFO, Harry Martin, CAO, Phil Costner, CMO, Scott Berkman, CPO and Bob Parette, VP Finance and M&A, are thrilled to acquire Mimi’s Café which embodies our passion for French inspired cuisine and ambience coupled with our ‘Joie de Servir’ or the Joy of Service. We are very excited by the potential of the brand and look forward to leveraging a number of operating synergies along with our combined expertise to further enhance Mimi’s Café position in the market and to introduce it to numerous communities across North America.”

Further information related to the transaction is included in the Form 8-K Current Report that has been filed with the Securities and Exchange Commission contemporaneously with the issuance of this release.

Bob Evans was advised by Lazard, the Company’s independent financial advisor, on the process and transaction.

Bob Evans Comments on Outlook for Third Quarter of Fiscal 2013

Bob Evans also said today that revenue for the third quarter of fiscal 2013 will exceed last year’s third quarter driven by positive sales growth in both the Bob Evans Restaurants and Bob Evans Foods segments. The third quarter of fiscal 2013 will be the last period for which Mimi’s Café is included within the Company’s non-GAAP consolidated results. During the quarter, the Company also announced early payment of its private placement notes, and the conversions of its restaurant operating companies to a LLC structure. Among the benefits expected from the payment of the notes is reduced interest expense on a go-forward basis. The conversions of the restaurant operating companies to a LLC structure are expected to generate a cash tax benefit of $53 to $63 million to be realized over the next few years. The cash tax benefit arises from a write-down of the tax basis of the Company’s investment in Mimi’s Café. The cash tax benefits are not expected to permanently change the Company’s tax rate.

The Company’s non-GAAP earnings for the quarter will be negatively impacted by several non-continuing factors affecting each of our segments, and the timing of marketing expenses within the Bob Evans Foods segment. The non-continuing factors include: a decline in performance at Mimi’s Café due, in part, to reduced operational focus resulting from the announcement of the strategic review process; a weather related impact on guest traffic, sales, labor and direct operating expenses at Bob Evans Restaurants during the month of December; and one-time costs associated with in-sourcing production of a key refrigerated side dish product line at Bob Evans Foods. Furthermore, the Company made a strategic decision to shift Bob Evans Foods’ marketing spending from the first and second fiscal quarters to the third quarter to better align those expenditures with demand during the key holiday period. Reflecting primarily the aforementioned factors, the Company expects to report non-GAAP earnings of between $0.51 to $0.57 per share for the third quarter ending January 25, 2013. Last year’s third quarter results included the benefit of a state income tax settlement equating to $0.05 per diluted share. Further details regarding third quarter performance and a revised outlook for the fourth quarter of fiscal 2013 incorporating the impact of this event, including the transitional support service agreement with the buyer that is not likely to fully offset the costs associated with delivering those services, will be addressed within the Company’s earnings release for the third quarter of fiscal 2013 to be issued after 4 p.m. (ET) on February 19, 2013.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the second fiscal quarter (October 26, 2012), Bob Evans owned and operated 565 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

About Groupe LeDuff

Groupe LeDuff is the world’s second largest company in the café-bakery sector, with sales of more than $1.53 billion, more than 1,100 restaurants and bakeries, and approximately 13,400 employees. Its restaurant and bakery concepts in North America and France include Brioche Doree, Café Del Arté, La Madeleine Country French Café, Breugger’s Bagels, Timothy’s Coffee, and Michel’s Baguette.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2012, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

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